Exhibit 99.1

December 4, 2023

Organizational changes to better support our growth and profitability needs

Twilions,

Last year, we set out on a path to reorient our business toward profitable growth. Specifically, we streamlined our more mature, scaled Communications business to focus on efficiency and profit, and we organized our TD&A business to optimize for growth.

We’ve made tremendous progress in Communications, even overachieving on our goals; however, we’ve underachieved on growth in TD&A. So we’re taking some steps to create a more effective GTM motion for Flex and recalibrate our investments in Segment, which combined will unfortunately mean parting ways with approximately 5% of Twilio’s workforce. Those who are impacted will receive an email within the next two hours.

I want to walk you through each of these changes in more detail, as well as what impacted Twilions can expect.

Last year, we made the decision to invest, ahead of growth, in go-to-market for Segment. Unfortunately, that bet hasn’t led to the growth outcome we’d hoped for. As a result, we’re simply spending too much. So we’ve made the hard decision to eliminate some of our Segment GTM roles - right sizing the investment for the results we’re seeing.

I, and the OG, believe Segment is a great product with amazing potential – I see and hear it every time I talk to Segment customers. It’s critical that we have a GTM model to achieve the growth this product deserves. Meanwhile, our CustomerAI vision is resonating in the market – customers are hungry to get their hands on the products we’ve already introduced, and those we’re still working on. And Segment is core to CustomerAI and those products.

We’re also making changes to how we sell Flex, where we’ve seen an overlap between our Flex sales motion and many of our Communications products. Given the similar buyer personas and product synergies between voice, IVR, and Flex, we want to simplify the experience for our customers. So, we’re consolidating Flex GTM into Communications and eliminating many Flex GTM roles. Account Executives in Communications can now sell Flex alongside our other contact center products – aligned with how customers want to buy. Flex R&D will also move intact to Communications to keep product development close to our customer-facing teams.

The decision to eliminate these roles was a hard one, but we’re confident it’s in the best interest of our customers and the long-term health of our business. At the same time, we’re opening up more AE roles inside of Communications and I encourage all sellers impacted by these changes to apply.

Reducing our Segment and Flex GTM teams will also mean impacts to some supporting functions, primarily Marketing and Finance.

Lastly, we’ve decided to end-of-life (EOL) Twilio Programmable Video as a standalone product. Given it’s such a niche area and a relatively small part of our portfolio, we believe partnering with video industry leaders is the best way to ensure long-term product innovation for our customers. Removing Programmable Video from our portfolio will also allow Communications to more effectively focus on our pillar products - Messaging, Voice, and Email.

Those Twilions impacted by our Video EOL are aware of this decision, and we’ll continue working closely with them on transition plans.

For those departing Twilio

If you’re in the U.S., you’ll get an email within the next two hours at your personal and Twilio email addresses letting you know you’re impacted. If you’re outside the U.S. you’ll receive a meeting invitation within the next two hours at your Twilio email address letting you know if you are or may be impacted.

All departing Twilions are eligible for severance packages similar to those we’ve offered recently, including at least 12 weeks of base pay, plus one week of base pay for every year of completed service, and a variety of other elements to help with this transition. You’ll find all these details in the materials we’ll be sharing with you today.

To each and every one of you – thank you. You’ve been instrumental in building Segment, Flex, and Programmable Video to where they are today, and your contributions will be felt for a long time to come.

To all remaining Twilions

I know these changes come in a year of many changes already. When we adopted our BU structure, we knew part of that would mean learning and adapting along the way, particularly when an area of our business isn’t performing as well as we’d like. While I know it’s hard to undergo so much change, it’s all part of the necessary transition to profitable growth. Despite, and because of, these changes – I believe we are increasingly set up to balance the needs of profit and growth, and enabled to execute on the CustomerAI opportunity ahead of us.

You’ll hear from your leaders tomorrow morning, and then at 8 a.m. Pacific Time, we’ll hold a Company All Hands dedicated to answering your questions, followed by BU-specific all hands meetings later that day.

Thank you for continuing to build this company and serve our customers as we retool Twilio for the future.

–jeffiel